Exhibit 99.1

Intersect ENT Reports First Quarter 2018 Results

MENLO PARK, Calif.— May 1, 2018 — Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the first quarter ended March 31, 2018.

Recent Business Highlights

In April 2018, the company announced U.S. commercial availability of SINUVA™ Sinus Implant, a new in-office treatment option for recurrent nasal polyps. Placed during a routine doctor’s office visit under local or topical anesthesia, SINUVA is designed to deliver an anti-inflammatory steroid directly to the site of disease for an extended period of time (up to 90 days) following placement into the sinus cavity. SINUVA is clinically proven to reduce polyps and symptoms of nasal congestion.

First Quarter Financial Results

Total revenue grew to $24.7 million for the first quarter 2018 compared to $20.5 million for the same period of 2017, an increase of 21%. The increase in revenue was attributable primarily to growth in adoption of the company’s PROPEL® family of steroid releasing implants.

Reflecting a one-time charge associated with the initial production of SINUVA, gross profit for the first quarter 2018 was $19.2 million and gross margin was 78%. This one-time charge reduced gross margin by 4%, from 82% to 78%, and was related to the transition of SINUVA production from development to commercial scale. These results compare with gross profit of $17.6 million and gross margin of 86% in the first quarter 2017. The decrease in gross margin was also attributable to increased overhead and inefficiencies associated with the addition of SINUVA and PROPEL® Contour manufacturing and to a benefit in the first quarter 2017 from the sale of PROPEL Contour product that was produced prior to FDA approval and therefore expensed in the fourth quarter 2016.

Operating expenses for the first quarter 2018 were $25.8 million compared to $24.5 million in the same period of 2017, an increase of 5%. R&D expenses increased to $4.3 million from $4.2 million. SG&A expenses increased to $21.5 million from $20.3 million, primarily driven by an increase in headcount and related expenses.

Outlook

The company continues to forecast full year 2018 revenue of $111 to $116 million, including an estimated 8% contribution from SINUVA product sales, and forecasts second quarter 2018 revenue of $27.7 to $28.2 million.

The company expects gross margin for the second quarter of approximately 80% and updated guidance for the full year 2018 in the range of 80% to 81%, compared to prior guidance in the range of 81% to 82%. The company’s forecast for full year 2018 operating expenses remains in the range of $113 to $115 million.

Webcast and Conference Call Information

Intersect ENT will host a conference call today at 4:30 p.m. ET to discuss the company’s first quarter 2018 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-844-850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/10118921.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10118921. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT

Intersect ENT is dedicated to transforming ear, nose and throat care by providing innovative, clinically meaningful therapies to physicians and patients. The company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care.

For additional information on the company or the products including risks and benefits please visit www.IntersectENT.com. For more information about SINUVA, please visit www.SINUVA.com.

Intersect ENT® and PROPEL® are registered trademarks and SINUVA™ is a trademark of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth and financial outlook are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include Intersect ENT’s ability to provide solutions to improve surgical outcomes, Intersect ENT’s ability to expand the use and adoption of its current products and advance its pipeline, Intersect ENT’s ability to obtain and maintain FDA or other regulatory approvals, the ability to procure and maintain adequate coverage and reimbursement for our products and/or the procedures in which they are used, Intersect ENT’s projections about 2018 full year and second quarter revenue, gross margin and operating expenses, and the commercial launch of SINUVA. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue	$24,723	$20,474
Cost of sales	5,482	2,884

Gross profit	19,241	17,590
Gross margin	78%	86%

Operating expenses:
Selling, general and administrative	21,516	20,319
Research and development	4,273	4,220

Total operating expenses	25,789	24,539

Loss from operations	(6,548)	(6,949)
Interest income and other, net	412	268

Net loss	$(6,136)	$(6,681)

Net loss per share, basic and diluted	$(0.21)	$(0.23)

Weighted average common shares used to compute net loss per share, basic and diluted	29,878	28,708

Intersect ENT, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash, cash equivalents and short-term investments	$103,246	$102,320
Accounts receivable, net	14,267	16,589
Inventory	8,498	8,474
Prepaid expenses and other current assets	2,126	2,908

Total current assets	128,137	130,291
Property and equipment, net	4,854	4,848
Other non-current assets	226	436

Total assets	$133,217	$135,575

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,870	$3,400
Accrued compensation	10,169	13,152
Other current liabilities	1,222	1,125

Total current liabilities	14,261	17,677
Deferred rent and other non-current liabilities	576	679

Total liabilities	14,837	18,356
Total stockholders’ equity	118,380	117,219

Total liabilities and stockholders’ equity	$133,217	$135,575